Exhibit 99.1

Landmark Infrastructure Partners LP Announces Acquisition of Real Property Interests from Sponsor, Landmark Dividend; Reiterates Guidance

El Segundo, California, March 4, 2015 (GLOBE NEWSWIRE) — Landmark Infrastructure Partners LP (the “Partnership”) (NASDAQ: LMRK) today announced that it has acquired 81 tenant sites located in 21 states from its sponsor, Landmark Dividend LLC (“Landmark”), for total consideration of $25.2 million.  The acquisition is expected to be immediately accretive to the Partnership’s distributable cash flow, and the Partnership’s management expects to recommend that the Board increase the Partnership’s second quarter 2015 cash distribution by 3.5% to $0.2975 per unit, which will be paid in August 2015.

Highlights of the transaction:

•                  The assets acquired by the Partnership consist of 41 wireless communication, 39 outdoor advertising and one renewable power sites, and are expected to generate approximately $1.5 million in annual rents;

•                  The Wireless Communication and Outdoor Advertising segments are expected to contribute approximately 69% and 31%, respectively, of the total forecasted $1.5 million in annual rents;

•                  The portfolio of tenant sites has a 100% occupancy rate with 91% of annual rents from Tier 1 tenants (large, publicly-traded companies with national footprints), and an average remaining real property interest and lease term of approximately 87 years and 14 years (including remaining renewal options), respectively;

•                  The assets acquired are not part of the assets subject to the Partnership’s right of first offer (ROFO);

•                  The Partnership is acquiring the assets using its existing revolving credit facility;

•                  The acquisition is expected to be immediately accretive to the Partnership’s distributable cash flow;

•                  The Partnership’s management expects to recommend that the Board increase the Partnership’s second quarter 2015 cash distribution by 3.5% to $0.2975 per unit, which will be paid in August 2015.

The Partnership’s Chief Executive Officer, Tim Brazy, said, “We are very excited to announce the Partnership’s first acquisition from Landmark which is an important step in executing the growth plan that we have communicated.”  Mr. Brazy continued, “We are extremely pleased with the portfolio we acquired as these assets have similar, attractive attributes to those in the Partnership’s existing portfolio.”

The Partnership’s Chief Financial Officer, George Doyle, said, “Though the size of this initial acquisition is on the smaller side, our sponsor has previously expressed its intent to offer us the right to purchase assets with annual rents ranging from $15.0 to $18.0 million over the next 12 months.”  Mr. Doyle continued, “We executed a smaller transaction to close some assets earlier than anticipated and establish the drop-down process for future growth.”

The terms of the acquisition were approved by the Board of Directors of the General Partner of the Partnership, based on the approval and recommendation of the Conflicts Committee, which is comprised entirely of independent directors.  The Conflicts Committee was advised by Duff & Phelps Corporation, its financial advisor, and Akin Gump Straus Hauer & Feld LLP, its legal counsel.

Guidance Reiterated

The Partnership has reiterated its guidance.  Including this asset drop-down of approximately $1.5 million in annual rents, Landmark intends to offer the Partnership the right to purchase assets with $15.0 to $18.0 million in annual rents over the next 12 months (from February 26, 2015).  These drop-downs, combined with organic portfolio growth expected from contractual rent escalators, leasing activity and revenue sharing arrangements, are expected to drive distribution growth of 10% to 15% over the minimum quarterly distribution (“MQD”) of $0.2875 per unit ($1.15 per unit on an annualized basis) by the end of 2015.

About Landmark Infrastructure Partners

The Partnership is a growth-oriented master limited partnership formed to acquire, own and manage a portfolio of real property interests that the Partnership leases to companies in the wireless communication, outdoor advertising and renewable power generation industries.  Headquartered in El Segundo, California, the Partnership’s real property interests consist of a diversified portfolio of long-term and perpetual easements, tenant lease assignments and fee simple properties located in 43 states and the District of Columbia, entitling the Partnership to rental payments from leases on 782 tenant sites.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of federal securities laws.  These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information.  You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes.  These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Partnership’s control and are difficult to predict.  These statements are often based upon various assumptions, many of which are based, in turn, upon further assumptions, including examination of historical operating trends made by the management of the Partnership.  Although the Partnership believes that these assumptions were reasonable when made, because assumptions are inherently subject to significant uncertainties and contingencies, which are difficult or impossible to predict and are beyond its control, the Partnership cannot give assurance that it will achieve or accomplish these expectations, beliefs or intentions.  Examples of forward-looking statements in this press release include the discussion of potential acquisitions from our sponsor, our expected distribution growth and the expected accretion associated with the initial dropdown transaction.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in the Partnership’s filings with the U.S. Securities and Exchange Commission, including the Partnership’s annual report on Form 10-K for the year ended December 31, 2014.  These risks could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement.

CONTACT:	Investor Relations, (310) 598-3173
ir@landmarkmlp.com